Exhibit 99.1

News Release

Inpixon Reports Third Quarter 2021 Financial Results
and Provides Corporate Update

Reports 74% and 100% Increase in Revenue for the Three and
Nine Months Ended September 30, 2021, Respectively

Conference Call to be Held Today at 4:30 p.m. Eastern Time

PALO ALTO, Calif., November 15, 2021 /PRNewswire/ -- Inpixon (Nasdaq: INPX), the Indoor Intelligence™ company, today provided a business update and reported financial results for the third quarter of 2021.

Nadir Ali, CEO of Inpixon, stated, “We are proud to report that the growing demand for our solutions has resulted in strong year-over-year and sequential revenue growth in each of the first three quarters of 2021. More specifically, we achieved a 74% and 100% increase in revenue for the three and nine months ended September 30, 2021, respectively. This growth results from sales primarily attributed to our smart office app and real-time location based technologies, which have supplemented and enhanced our suite of Indoor Intelligence products and solutions since last year. The combination of our products is not only increasing stickiness with our customers but also increasing our average sales price. We are also seeing success in our land-and-expand strategy as customers continue to increase their footprint with us. In addition, our award-winning smart office app platform was adopted by several top-tier organizations during the quarter, many of whom sought our solution to support their hybrid workplace initiatives. We believe this demand within the market will continue, as the need for a connected workforce and contextual experiences accelerates.

“We remain committed to supplying organizations with a comprehensive suite of products and solutions that provide them with actionable Indoor Intelligence—making their environments smarter, safer and more secure. Towards this end, we have enhanced our technologies and completed acquisitions that expand our product offerings and market opportunities. We are now realizing the full impact of our comprehensive platform. Our platform’s ability to respond and adapt within the new-normal, post-pandemic environment is helping us secure numerous contracts, as well as broadening partnership and collaboration opportunities. We are leveraging our broad range of capabilities and technologies, including app development, mapping, positioning, augmented reality, sports devices and more, in order to reimagine the user and employee experience. Importantly, we are working to reimagine workplace experiences by bringing innovative technologies to the market for smarter, safer and more secure environments.

“Overall, we have more than $100 million of liquidity as of September 30, 2021, which includes $66.8 million in cash and cash equivalents as well as $43.2 million in short-term investments. We believe our strong balance sheet will allow us to effectively execute on our business strategy of gaining additional market awareness and deepening our penetration of the market with our solutions, as well as to identify opportunistic acquisition targets that build upon our established platform and enhance our own technologies. We are proud of the strong momentum we have achieved and look forward to providing additional updates regarding our expansion as developments unfold,” concluded, Mr. Ali.

Recent milestones:

●	Secured multiple new contracts for Inpixon’s smart office, events, security and RTLS solutions with numerous existing and new customers which are considered leaders in their respective markets.

●	Launched new version of Inpixon Aware integrating UWB and Chirp RTLS, enhancing security as well as personnel and asset tracking capabilities.

●	Released new version of Inpixon Mapping, the company’s enterprise-class indoor mapping platform, delivering enhancements in performance, scalability and security.

●	Awarded patent from the U.S. Patent and Trademark office covering its multi-channel spatial positioning system.

●	Granted patent from the U.S. Patent and Trademark office for certain geolocation and state-reporting methods and techniques for weapon tracking and reporting utilizing GPS, cellular, sound and vibration.

●	Entered collaboration agreement with Ostendo Technologies (“Ostendo”) to jointly pursue customer opportunities aimed at launching new augmented reality (AR) enabled solutions incorporating Ostendo’s AR smart glasses and Inpixon’s award-winning location, computer vision and AR technologies.

●	Executed a statement of work to exclusively provide the City of Miami Beach’s Washington Avenue Business Improvement District with an AR-enabled mobile ExperienceApp, which will also support the integrated use of Ostendo AR smart glasses.

●	Won the 2021 IoT Evolution Security Excellence award from IoT Evolution World for Inpixon Aware. IoT Evolution World is a leading publication covering IoT technologies.

●	Won 2021 FacilitiesNet Vision Award for Inpixon’s smart office app in the office reopening solution category.

●	Announced that Inpixon’s CXApp event platform powered Aruba’s Atmosphere Digital 2020 Conference which won the Judges’ Choice Award, EXHIBITOR Magazine’s 2021 Corporate Event Awards’ top honor.

Financial Results

Revenues for the three and nine months ended September 30, 2021 were $4.5 million and $10.9 million, respectively, compared to $2.6 million and $5.4 million, respectively, for the comparable periods in the prior year. This is an increase of approximately $1.9 million, or approximately 74% for the three months ended September 30, 2021 and 100% for the nine months ended September 30, 2021. The revenue increase for the three months ended September 30, 2021 is primarily attributable to an approximate $1.8 million increase in Indoor Intelligence sales and an increase of approximately $0.1 million of SAVES sales. The revenue increase for the nine months ended September 30, 2021 is primarily attributable to an approximate $3.8 million increase in Indoor Intelligence sales and an increase of approximately $1.6 million of SAVES sales. Gross profit for the three and nine months ended September 30, 2021 was $3.3 million and $7.9 million, respectively, compared to $1.9 million and $4.0 million, respectively, for the comparable periods in the prior year, an increase of 71% and 99%, respectively. The gross profit margin for the three months ended September 30, 2021 was 73% compared to 75% for the three months ended September 30, 2020. This decrease in margin is primarily due to the sales mix during the quarter. The gross profit margin for the nine months ended September 30, 2021 and 2020 was 73%. Net loss attributable to stockholders of Inpixon for the three and nine months ended September 30, 2021 was $33.6 million and $31.4 million, respectively, compared to a loss of $7.5 million and $20.9 million, respectively, for the comparable periods in the prior year. The increase in loss for the three months ended September 31, 2021 of approximately $26.2 million was primarily attributable to the $22.3 million unrealized loss on the Sysorex note and increased operating expenses, offset by the higher gross profit. The increase in loss for the nine months ended September 31, 2021 of approximately $10.5 million was primarily attributable to the increased operating expenses of approximately $24.8 million, offset by the $3.9 million higher gross profit and the $7.5 million release of valuation allowance on the Sysorex note.

Non-GAAP Adjusted EBITDA for the three and nine months ended September 30, 2021 was a loss of $6.7 million and $18.5 million, respectively, compared to a loss of $4.6 million and $12.4 million, respectively, for the prior year periods. EBITDA is defined as net income (loss) before interest, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is used by Inpixon management as a metric by which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and other non-cash items including stock-based compensation.

Proforma non-GAAP net loss per basic and diluted common share for the three and nine months ended September 30, 2021 was a loss of $0.05 per share and $0.19 per share, respectively, compared to a loss of $0.13 per share and $0.64 per share, respectively, for the prior year periods. Proforma non-GAAP net income (loss) per share is used by Inpixon management as an evaluation tool as it manages the business and is defined as net income (loss) per basic and diluted share adjusted for non-cash items including stock-based compensation, amortization of intangibles and one-time charges and other adjustments including loss on the exchange of debt for equity, provision for valuation allowance on notes and acquisition costs.

Conference Call

Inpixon management will host a conference call at 4:30 p.m. Eastern Time on Monday, November 15, 2021, to discuss the company’s financial results for the third quarter ended September 30, 2021, as well as the company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 844-369-8770 for U.S. callers or +1 862-298-0840 for international callers. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2235/43638, or on the company’s Investor Relations section of the website, ir.inpixon.com. Investors and other interested parties are invited to submit questions to management prior to the call’s start via email to inpx@crescendo-ir.com.

A webcast replay of the call will be available on the company’s Investor Relations section of the website (ir.inpixon.com) through November 15, 2022. A telephone replay will be available approximately one hour following the call, through November 22, 2021 and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID 43638.

About Inpixon

Inpixon® (Nasdaq: INPX) is the innovator of Indoor Intelligence™, delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company’s Indoor Intelligence and mobile app solutions are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, RTLS, workplace and hybrid event solutions, analytics, sensor fusion and the IoT to create exceptional experiences and to do good with indoor data. For the latest insights, follow Inpixon on LinkedIn, Twitter, and visit inpixon.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Inpixon and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of economic conditions, the impact of COVID-19 on Inpixon’s results of operations and global supply chain constraints, Inpixon’s ability to integrate the products and business from recent acquisitions into its existing business, the performance of management and employees, the regulatory landscape as it relates to privacy regulations and their applicability to Inpixon’s technology, Inpixon’s ability to maintain compliance with Nasdaq’s minimum bid price requirement and other continued listing requirements, the valuation associated with the Sysorex shares owned by Inpixon may fluctuate on a quarter by quarter basis and is anticipated to be subject to discounts or other adjustments for a variety of factors including but not limited to fluctuations in the market price of Sysorex’s common stock which may result in unrealized losses if the value of such securities declines and require us to recognize a charge against earnings, the ability to obtain financing, competition, general economic conditions and other factors that are detailed in Inpixon’s periodic and current reports available for review at sec.gov. Furthermore, Inpixon operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Inpixon disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Non-GAAP Financial Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles in the United States (“GAAP”) are useful measures of operations. EBIDTA, Adjusted EBITDA and pro forma net loss per share are non-GAAP measures. Inpixon defines “EBITDA” as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Management uses Adjusted EBITDA as a metric for which it manages the business, and Inpixon defines “Adjusted EBITDA” as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash items. Inpixon defines “pro forma net loss per share” as GAAP net loss per share adjusted for stock-based compensation, amortization of intangibles and one-time charges including loss on the exchange of debt for equity and provision for valuation allowances.

Management provides Adjusted EBITDA and pro forma net loss per share measures so that investors will have the same financial information that management uses, which may assist investors in assessing Inpixon’s performance on a period-over-period basis. Adjusted EBITDA or pro forma net loss per share is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA and pro forma net loss per share have limitations as analytical tools and should not be considered either in isolation or as a substitute for analysis of Inpixon’s results as reported under GAAP.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Reconciliation of Non-GAAP Financial Measures” table accompanying this press release.

Inpixon Contacts

Media relations and general inquiries:
Inpixon
Email: marketing@inpixon.com
Web: inpixon.com/contact-us

Investor relations:
Crescendo Communications, LLC
Tel: +1 212-671-1020
Email: INPX@crescendo-ir.com

###

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value data)

	As of
	September 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$66,785	$17,996
Accounts receivable, net of allowances of $334 and $235, respectively	3,432	1,739
Notes and other receivables	888	152
Inventory, net of reserve of $437 and $138, respectively	1,540	1,243
Short-term investments	43,223	7,998
Prepaid assets and other current assets	1,120	1,197
Total Current Assets	116,988	30,325

Property and equipment, net	1,483	1,445
Operating lease right-of-use asset, net	1,587	2,077
Software development costs, net	1,893	1,721
Investment in Equity Securities	7,655	--
Long-term investments	2,500	2,500
Intangible assets, net	34,775	14,203
Goodwill	24,017	6,588
Other assets	139	152
Total Assets	$191,037	$59,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,394	$908
Accrued liabilities	6,623	2,739
Income tax liabilities	3,509	--
Operating lease obligation, current	587	647
Deferred revenue	4,474	1,922
Short-term debt	3,251	5,401
Acquisition liability	336	500
Total Current Liabilities	20,174	12,117

Long Term Liabilities
Operating lease obligations, noncurrent	1,030	1,457
Other liabilities, noncurrent	28	7
Acquisition liability, noncurrent	5,425	750
Total Liabilities	26,657	14,331

Commitments and Contingencies	--	--

Mezzanine Equity
Series 7 Convertible Preferred Stock - 58,750 shares authorized; 49,250 and - issued and outstanding as of Setpember 30, 2021 and December 31, 2020, respectively. (Liquidation preference of $49,250,000)	39,495	--

Stockholders’ Equity
Preferred Stock - $0.001 par value; 5,000,000 shares authorized; Series 4 Convertible Preferred Stock - 10,415 shares authorized; 1 issued, and 1 outstanding as of September 30, 2021 and December 31, 2020, respectively; Series 5 Convertible Preferred Stock - 12,000 shares authorized; 126 issued, and 126 outstanding as of September 30, 2021 and December 31, 2020, respectively.	--	--
Common Stock - $0.001 par value; 250,000,000 shares authorized; 124,593,720 and 53,178,462 issued and 124,593,719 and 53,178,461 outstanding as of September 30, 2021 and December 31, 2020, respectively.	125	53
Additional paid-in capital	335,940	225,613
Treasury stock, at cost, 1 share	(695)	(695)
Accumulated other comprehensive (loss) income	(352)	660
Accumulated deficit	(212,593)	(180,992)
Stockholders’ Equity Attributable to Inpixon	122,425	44,639
Non-controlling interest	2,460	41
Total Stockholders’ Equity	124,885	44,680

Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$191,037	$59,011

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	For the Three Months Ended,		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenues	$4,450	$2,554	$10,857	$5,434
Cost of Revenues	1,186	645	2,966	1,459

Gross Profit	3,264	1,909	7,891	3,975
Operating Expenses
Research and development	3,254	1,717	9,185	4,329
Sales and marketing	2,407	1,703	6,119	3,862
General and administrative	8,571	4,103	26,570	10,371
Acquisition related costs	93	344	1,098	540
Amortization of intangibles	1,395	288	3,088	1,811
Total Operating Expenses	15,720	8,155	46,060	20,913

Loss from Operations	(12,456)	(6,246)	(38,169)	(16,938)

Other Income (Expense)
Interest income (expense), net	(15)	(537)	1,191	(1,934)
Loss on exchange of debt for equity	--	--	(30)	(132)
Benefit (provision) for valuation allowance on related party loan - held for sale	--	(679)	7,345	(1,514)
Other income (expense)	(47)	11	464	(488)
Gain on related party loan - held for sale	--	--	49,817	--
Unrealized loss on equity securities	(22,285)	--	(51,250)	--
Total Other Income (Expense)	(22,347)	(1,205)	7,537	(4,068)

Net Loss, before tax	(34,803)	(7,451)	(30,632)	(21,006)
Income tax benefit (provision)	854	--	(1,350)	87
Net Loss	(33,949)	(7,451)	(31,982)	(20,919)

Net (Loss) Income Attributable to Non-controlling Interest	(309)	16	(544)	25

Net Loss Attributable to Stockholders of Inpixon	$(33,640)	$(7,467)	$(31,438)	$(20,944)

Net Loss Per Share - Basic and Diluted	$(0.29)	$(0.18)	$(0.31)	$(0.90)

Weighted Average Shares Outstanding
Basic and Diluted	117,753,206	41,544,961	102,387,641	23,203,004

Comprehensive Loss
Net Loss	$(33,949)	$(7,451)	$(31,982)	$(20,919)
Unrealized foreign exchange (loss) gain from cumulative translation adjustments	(404)	69	(1,012)	(226)
Comprehensive Loss	$(34,353)	$(7,382)	$(32,994)	$(21,145)

INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Nine Months Ended
	September 30,
	2021	2020
	(Unaudited)
Cash Flows Used In Operating Activities
Net loss	$(31,982)	$(20,919)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	970	568
Amortization of intangible assets	3,571	1,929
Amortization of right of use asset	527	322
Stock based compensation	8,813	941
Loss on exchange of debt for equity	30	132
Amortization of debt discount	224	2,272
Accrued interest income, related party	(1,627)	(32)
Provision for doubtful accounts	100	--
Unrealized gain on note	(638)	--
Provision for inventory obsolescense	300	--
(Recovery) provision for the valuation allowance for held for sale loan	(7,345)	1,514
Provision for the valuation allowance for related party receivable	--	648
Gain on settlement of related party promissory note and loan related party receivable	(49,817)	--
Deferred income tax	(4,507)	(87)
Unrealized loss on equity securities	51,250	--
Other	137	74
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(678)	(1,111)
Inventory	(499)	(14)
Prepaid expenses and other current assets	(70)	(814)
Other assets	200	(20)
Accounts payable	(653)	(1,359)
Accrued liabilities	3,421	54
Income tax liabilities	3,471	--
Deferred revenue	1,214	224
Operating lease obligation	(519)	(325)
Other liabilities	89	453
Net Cash Used in Operating Activities	(24,018)	(15,550)

Cash Flows Used in Investing Activities
Purchase of property and equipment	(258)	(546)
Purchases of capitalized software	(857)	(688)
Purchases of other short term investments	(2,000)	--
Sales of other short term investments	2,000	--
Purchases of treasury bills	(63,362)	--
Sales of treasury bills	28,000	--
Purchase of Systat licensing agreement	(900)	(2,200)
Issuance of note receivable	(268)	--
Acquisition of Ten Degrees	--	(1,500)
Acquisition of Game Your Game	184	--
Acquisition of CXApp	(15,186)	--
Acquisition of Visualix	(61)	--
Net Cash Used in Investing Activities	(52,708)	(4,934)

Cash From Financing Activities
Net repayments to bank facility	--	(150)
Net proceeds from issuance of preferred stock and warrants	50,584	--
Net proceeds from issuance of common stock and warrants	77,853	44,041
Taxes paid related to net share settlement of restricted stock units	(1,687)	--
Net proceeds from notes payable	--	(74)
Loans to related party	(117)	(1,806)
Repayments from related party	--	292
Net proceeds from promissory notes	--	5,000
Repayment of CXApp acquisition liability	(241)	--
Repayment of acquisition liability to Nanotron shareholders	(467)	--
Repayment of acquisition liability to Locality shareholders	(500)	(250)
Net Cash Provided By Financing Activities	125,425	47,053

Effect of Foreign Exchange Rate on Changes on Cash	90	(42)

Net Increase in Cash and Cash Equivalents	48,789	26,527
Cash and Cash Equivalents - Beginning of period	17,996	4,849
Cash and Cash Equivalents - End of period	$66,785	$31,376

Reconciliation of Non-GAAP Financial Measures:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(In thousands)	2021	2020	2021	2020
Net loss attributable to common stockholders	(33,640)	(7,467)	(31,438)	(20,944)
Adjustments:
Non-recurring one-time charges:
Loss on exchange of debt for equity	-	-	30	132
(Recovery) provision for valuation allowance on held for sale loan	-	679	(7,345)	1,514
Provision for the valuation allowance related party receivable	-	-	-	648
Gain (loss) on related party loan held for sale	-	-	(49,817)	-
Unrealized loss on equity securities	22,285	-	51,250	-
Acquisition transaction/financing costs	93	344	1,098	540
Earnout Compensation Expense	835	-	2,893	-
Professional service fees	418	-	1,189	-
Unrealized gains on notes, loans, investments	(6)	-	(497)	-
Bad debts expense/provision	100	444	100	444
Reserve for inventory obsolescence	300	-	300	-
Stock-based compensation – compensation and related benefits	1,664	256	8,813	941
Severance costs	210	-	210	-
Interest expense, net	15	537	(1,191)	1,934
Income tax provision (benefit)	(854)	-	1,350	(87)
Depreciation and amortization	1,903	589	4,541	2,497
Adjusted EBITDA	(6,677)	(4,618)	(18,514)	(12,381)

	For the Three Months Ended		For the Three Months Ended
	September 30,		September 30,
(In thousands, except share data)	2021	2020	2021	2020
Net loss attributable to common stockholders	(33,640)	(7,467)	(31,438)	(20,944)
Adjustments:
Non-recurring one-time charges:
Loss on exchange of debt for equity	-	-	30	132
(Recovery) provision for valuation allowance on held for sale loan	-	679	(7,345)	1,514
Provision for the valuation allowance related party receivable	-	-	-	648
Gain (loss) on related party loan held for sale	-	-	(49,817)	-
Unrealized loss on equity securities	22,285	-	51,250	-
Acquisition transaction/financing costs	93	344	1,098	540
Earnout Compensation Expense	835	-	2,893	-
Professional service fees	418	-	1,189	-
Unrealized gains on notes, loans, investments	(6)	-	(497)	-
Bad debts expense/provision	100	444	100	444
Reserve for inventory obsolescence	300	-	300	-
Stock-based compensation – compensation and related benefits	1,664	256	8,813	941
Severance costs	210	-	210	-
Amortization of intangibles	1,560	288	3,571	1,811
Proforma non-GAAP net loss	(6,181)	(5,456)	(19,643)	(14,914)
Proforma non-GAAP net loss per common share - basic and diluted	(0.05)	(0.13)	(0.19)	(0.64)
Weighted average basic and diluted common shares outstanding	117,753,206	41,544,961	102,387,641	23,203,004